CSX CORPORATION ANNOUNCES NOTICE OF PURCHASE OPTION
AND RATE RESET FOR CONVERTIBLE DEBENTURES

JACKSONVILLE, Fla - Sept. 23, 2011 - CSX Corporation (NYSE: CSX) today announced that it has notified holders of its Zero Coupon Convertible Debentures Due October 30, 2021 of the company's obligation to purchase any of the debentures for $945.12 per $1,000 original principal amount at maturity of the debentures for which a purchase notice is properly delivered to the company before 12 midnight, Eastern time, Oct. 24, 2011 and not withdrawn before 5 p.m., Eastern time, Oct. 27, 2011. If the debentures are required to be purchased by CSX, they will be purchased for cash, paid promptly following the later of Oct. 30, 2011, or the book-entry transfer of the debentures to The Bank of New York Mellon Trust Company, N.A., as trustee for the debentures. The procedures that holders must follow in electing to require CSX to purchase their debentures are set forth in the debentures and have been provided in a notice delivered to holders through The Depository Trust Company by the trustee. A copy of the notice is also posted at the company's website, www.csx.com.

CSX also announced that in accordance with the terms of the debentures, the yield to maturity on the debentures will be reset to 1.00% per year on October 30, 2011.

About CSX

CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states and the District of Columbia. CSX's network connects more than 240 short line and regional railroads and more than 70 ocean, river, and lake ports. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

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